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                                                                    EXHIBIT 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 3 to this Registration Statement on Form S-3 of our reports dated April 15, 2005, relating to the financial statements and financial statement schedule of ValueVision Media, Inc. and management's report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of ValueVision Media, Inc. for the year ended January 31, 2005, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 22, 2005